UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): November 20, 2017

CSI Compressco LP

(Exact name of registrant as specified in its charter)

Delaware	1-35195	94-3450907
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24955 Interstate 45 North
The Woodlands, Texas 77380
(Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code: (281) 364-2244

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2017, Owen Serjeant was elected President of CSI Compressco GP Inc., the general partner (“General Partner”) of CSI Compressco LP, a Delaware limited partnership (the “Partnership”). In addition, on November 20, 2017, the sole shareholder of the General Partner elected Mr. Serjeant as a member of the Board of Directors of the General Partner. Effective the same day, Stuart M. Brightman resigned from his position as President of the General Partner. Mr. Brightman will continue his existing responsibilities as Chairman of the Board of Directors of the General Partner and as President and Chief Executive Officer of TETRA Technologies, Inc., which is the owner of the General Partner, 42% of the outstanding common units, and approximately 12% of the Series A Convertible Preferred Units of the Partnership.

Mr. Serjeant, 57, served as Group Vice President – Global Operational Support of Schlumberger Limited, a publicly traded company subject to the reporting requirements of the Securities Exchange Act of 1934, from April 2016 to November 2017.  From July 1999 until April 2016, Mr. Serjeant served in various senior operations management roles with increasing responsibility, including most recently as Corporate Vice President – Global Operational Excellence and Group Vice President - Compression Systems Division, at Cameron International Corporation, a publicly traded company prior to its acquisition by Schlumberger in April 2016.  Mr. Serjeant began his career with Cooper Energy Services and served in a variety of operations, engineering, marketing, and sales roles from 1981 to 1999.  He earned his BSc degree in Mechanical Engineering from Aston University, United Kingdom, and his MBA degree from Henley Management College, United Kingdom.

In connection with Mr. Serjeant’s appointment as President, the Board of Directors of the General Partner approved an annual base salary of $410,000 and a target annual cash incentive bonus opportunity equal to 70% of his base salary. The Board of Directors has authorized the grant to Mr. Serjeant of an employment inducement award of 94,697 phantom units under the Partnership’s Amended and Restated 2011 Long Term Incentive Compensation Plan, effective November 20, 2017. Beginning in 2018, Mr. Serjeant will be eligible to participate in annual grants of long-term incentives similar to the General Partner’s other executives. The Company has entered into the Partnership’s general form of employment agreement, which evidences the at-will nature of Mr. Serjeant’s employment and does not set forth or guarantee the term of employment, salary, or other incentives, all of which are entirely at the discretion of the Board of Directors.

There are no arrangements or understandings between Mr. Serjeant and any other person pursuant to which he was appointed as an officer of the General Partner. Neither the General Partner nor the Board of Directors is aware of any transaction in which Mr. Serjeant has an interest that requires disclosure under Item 404(a) of Regulation S-K.

Mr. Serjeant will be indemnified by the General Partner pursuant to the Certificate of Incorporation and Bylaws of the General Partner and by the Partnership pursuant to the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, for actions associated with being an officer. It is anticipated that the Partnership will enter into an Indemnification Agreement with Mr. Serjeant in the same form the Partnership offers to its directors and executive officers. A copy of the form of the Indemnification Agreement is filed as Exhibit 10.5 to the Partnership’s Registration Statement on Form S-1/A (Registration No. 333-155260) filed on May 27, 2011 and incorporated in this Item 5.02 by reference.

The General Partner has also entered into a change of control agreement (the “COC Agreement”) with Mr. Serjeant in a form substantially identical to those previously executed by the General Partner and certain of its executive officers. The COC Agreement has an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (or any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Under the COC Agreement, the General Partner has an obligation to provide certain benefits to Mr. Serjeant upon a qualifying termination event that occurs in connection with or within two years following a “change of control”

of the Partnership or TETRA. A qualifying termination event under the COC Agreement includes the termination of Mr. Serjeant’s employment by the General Partner other than for “Cause” (as that term is defined in the COC Agreement) or termination by Mr. Serjeant for “Good Reason” (as that term is defined in the COC Agreement).

Under the COC Agreement, if a qualifying termination event occurs in connection with or within two years following a change of control, the General Partner has an obligation to pay Mr. Serjeant the following cash severance amounts: (i) (A) an amount equal to Mr. Serjeant’s earned but unpaid Annual Bonus (as that term is defined in the COC Agreement) attributable to the immediately preceding calendar year and earned but unpaid Long Term Bonus (as that term is defined in the COC Agreement) attributable to the performance period ended as of the end of the immediately preceding calendar to the extent such amounts would have been paid to Mr. Serjeant had he remained employed by the General Partner, and in each case only to the extent the performance goals for each such bonus were achieved for the respective performance period, plus (B) Mr. Serjeant’s prorated target Annual Bonus for the current year, plus (C) an amount equal to Mr. Serjeant’s target Long Term Bonus (as that term is defined in the COC Agreement) for each outstanding award; plus (ii) the product of two times the sum of Mr. Serjeant’s Base Salary (as that term is defined in the COC Agreement) and target Annual Bonus amount for the year in which the qualifying termination event occurs; plus (iii) an amount equal to the aggregate premiums and any administrative fees applicable to Mr. Serjeant due to an election of continuation of coverage that he would be required to pay if he elected to continue medical and dental benefits under the General Partner’s group health plan for Mr. Serjeant and his eligible dependents without subsidy from the General Partner for a period of two years following the date of Mr. Serjeant’s qualifying termination of employment. The COC Agreement also provides for full acceleration of any outstanding restricted unit awards, phantom unit awards and other unit-based awards upon Mr. Serjeant’s qualifying termination of employment to the extent permitted under the applicable plan. All payments and benefits due under the COC Agreement are conditioned upon the execution and non-revocation by Mr. Serjeant of a release for the benefit of the General Partner. All payments under the COC Agreement are subject to reduction as may be necessary to avoid exceeding the amount allowed under Section 280G of the Internal Revenue Code of 1986, as amended. In the event a qualifying termination occurs under the COC Agreement, in order to avoid duplication, Mr. Serjeant will receive benefits under the COC Agreement in lieu of the Employment Agreement.

The COC Agreement also contains certain confidentiality provisions and related restrictions applicable to Mr. Serjeant. In addition to restrictions upon improper disclosure and use of Confidential Information (as defined in the COC Agreement), Mr. Serjeant agrees that for a period of two years following a termination of employment for any reason, he will not solicit the General Partner’s or the Partnership’s employees or otherwise engage in a competitive business with the General Partner or the Partnership as more specifically set forth in the COC Agreement. Such obligations are only applicable to Mr. Serjeant if he receives the severance benefits described above.

The foregoing description of the COC Agreement is not complete and is subject to and qualified in its entirety by reference to the full text of the COC Agreement, which is attached hereto as Exhibit 10.1.

Item 7.01 Regulation FD Disclosure.

On November 20, 2017, the Partnership issued a news release announcing Mr. Serjeant’s appointment as President.  A copy of the news release is furnished as exhibit 99.1 to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Change of Control Agreement dated November 20, 2017 by and between CSI Compressco GP Inc. and Owen Serjeant.
99.1	News Release dated November 20, 2017, announcing the appointment of Owen Serjeant as President.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSI Compressco LP

By:	CSI Compressco GP Inc.,
its general partner

By:	/s/ Bass C. Wallace, Jr.
Bass C. Wallace, Jr.
General Counsel

Date: November 20, 2017